FORM OF
ING Life Insurance and Annuity Company
P.O. BOX 10450, 909 LOCUST STREET, DES MOINES, IOWA 50306-0450

Individual Retirement Annuity Endorsement

The Contract to which this Individual Retirement Annuity Endorsement (this “Endorsement”) is attached is hereby modified by the provisions of this Endorsement. The Endorsement provisions shall control if there is a conflict between the Endorsement and the Contract, including any other endorsements or riders issued with the Contract.
Any capitalized terms not defined in this Endorsement shall have the meaning given to them in the Contract. This
Endorsement is effective as of the Contract Date.

This Endorsement amends the Contract in order to meet the qualification requirements for an Individual
Retirement Annuity under Section 408(b) of the Code, and shall be interpreted in accordance with that section.
The Contract and this Endorsement are collectively referred to herein as your “IRA”.

YOU MAY RETURN YOUR IRA AT THE ADDRESS SHOWN ABOVE WITHIN 7 DAYS (OR LONGER IF
REQUIRED BY LAW OR BY THE PROVISIONS OF YOUR IRA) AFTER THE DATE YOU RECEIVE IT. IF SO
RETURNED, WE WILL PROMPTLY RETURN YOUR ENTIRE PREMIUM PAID LESS ANY WITHDRAWALS.
IF YOU RETURN YOUR IRA AFTER 7 DAYS, THE RETURN OF FUNDS WILL BE IN ACCORDANCE WITH
THE "RIGHT TO EXAMINE AND RETURN THIS CONTRACT" PROVISION OF THE CONTRACT TO WHICH
THIS IRA ENDORSEMENT IS ATTACHED.

If you send correspondence indicating your intent to return your IRA, your letter must be postmarked during the 7-
day period (or longer if required by law or by the provisions of your IRA) following the date you received your IRA.
You must also enclose your Contract.

1. IMPORTANT TERMS AND DEFINITIONS

Compensation means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Section 401(c)(2) of the Code (reduced by the deduction you take for Contributions made to a self-employed retirement plan if you are self-employed). For the purposes of this definition, Section
401(c)(2) of the Code shall be applied as if the terms “trade” or “business” for purposes of Section 1402 of the
Code includes service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. Compensation shall include any amount includible in your gross income under
Section 71 of the Code with respect to a divorce or separation instrument described in subparagraph (A) of
Section 71(b)(2) of the Code. The term “compensation” includes any differential wage payment, as defined in
Section 3401(h)(2) of the Code. For purposes of this definition, the amount of compensation includible in your gross income shall be determined without regard to Section 112 of the Code.

Contribution means Premium, as used in the Contract. Contributions may be limited under the
“CONTRIBUTIONS” section below.

Designated Beneficiary means a natural person who is a “designated beneficiary” within the meaning of Section
401(a)(9) of the Code and the Treasury Regulations thereunder. In the case of a Joint and Survivor MGWB under the Contract, if applicable, the Annuitant’s spouse will be deemed to be the sole Designated Beneficiary notwithstanding any other Beneficiary designation made.

Interest means the Accumulation Value plus the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Treasury Regulations and, prior to the date that the Contract is annuitized, the actuarial value of any other benefits provided under the Contract, such as certain guaranteed living and death benefits.

Treasury Regulations mean the regulations set forth in Title 26 of the Code of Federal Regulations.

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2. NON-FORFEITABLE AND NON-TRANSFERABLE

The Contract is established for the exclusive benefit of the Annuitant or the Annuitant’s beneficiaries. Joint
Owners are not permitted.

Your Interest in the Contract is nontransferable and, except as provided by law, is nonforfeitable. It may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose.

3. CONTRIBUTIONS

3.1 Permitted Contributions
The Contract to which this Endorsement is attached may permit the Contribution of only a Single Premium. In addition, the Contract may require the payment of a minimum Premium amount.

A Contribution permitted under the Contract may include a rollover contribution (as permitted by Code
Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16)).

In addition, a Contribution permitted under the Contract may include an individual’s repayment of a qualified reservist distribution described in Code Section 72(t)(2)(G) during the 2-year period beginning on the day after the end of the active duty period. Repayment of a qualified reservist distribution may be subject to the fees and charges that would have been assessed under the Contract during the period between the distribution and the repayment.

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4. REQUIRED MINIMUM DISTRIBUTIONS

4.1 In General
Notwithstanding any provision of the Contract to the contrary, the distribution of your Interest in this IRA shall be made in accordance with the requirements of Code Section 408(b)(3) and the Treasury Regulations
thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the Interest in this IRA must satisfy the requirements of Section 408(a)(6) of the Code and the Treasury Regulations thereunder, rather than the provisions of subsections 4.2 and 4.3.

Withdrawals taken from the Contract for the Annuitant to satisfy the Required Minimum Distribution rules described in this section 4 that exceed the Maximum Annual Withdrawal (“MAW”) available under the
Contract for a specific Contract Year will not be deemed Excess Withdrawals in that Contract Year, subject to the following:
(1) If the Annuitant’s required minimum distribution determined in accordance with the requirements of Code
Section 401(a)(9) for any calendar year, applicable to the Contract, is greater than the MAW, an additional Withdrawal amount (“AWA”) will be set equal to the portion of the required minimum distribution that exceeds the MAW. Otherwise, the AWA for that calendar year will be set at zero.
(2) Any Withdrawals taken during the then current Contract Year will count first against the MAW for that
Contract Year.
(3) The amounts withdrawn in excess of the MAW will count first against any unused AWA calculated for the previous calendar year followed by any unused AWA calculated for the current calendar year.
(4) Any unused AWA will be set to zero at the end of the second calendar year from which it is originally calculated.
(5) Withdrawals in excess of the MAW plus any unused accumulated AWA in the Contract are Excess
Withdrawals and will reduce the MGWB Base on a pro rata basis, which will result in a recalculation of the
MAW as described above in the Contract.

Recalculation of the MAW will not have any impact on the AWA during a Contract Year. Any unused accumulated AWA in the Contract will continue under the Contract until set to zero at the end of the second calendar year from which it is originally calculated.

In the case of a Joint and Survivor MGWB under the Contract, where the Annuitant has pre-deceased his/her spouse before reaching the Lifetime Withdrawal Eligibility Age shown in the Contract Schedule and the surviving spouse is the sole Designated Beneficiary, withdrawals taken from the Contract for the Annuitant’s surviving spouse to satisfy the Required Minimum Distribution rules described in this section 4 that exceed the MAW for a specific Contract Year will be deemed Excess Withdrawals in that Contract Year.
Consequently, no AWA is available or will be calculated in this situation. Once the Annuitant would have reached the Lifetime Withdrawal Eligibility Age (if he or she were still living), withdrawals taken from the
Contract for the surviving spouse to satisfy the Required Minimum Distribution rules described in this section
4 that exceed the MAW available under the Contract for a specific Contract Year will not be deemed Excess
Withdrawals in that Contract Year, subject to the provisions described above in this subsection 4.1.

4.2 Required Minimum Distributions
Your entire Interest in the IRA will begin to be distributed no later than April 1 following the calendar year in which the Annuitant attains 70½ (the "required beginning date") over the Annuitant’s life or the lives of the
Annuitant and the Designated Beneficiary, or a period certain not extending beyond the Annuitant’s life expectancy or the joint and last survivor expectancy of the Annuitant and the Designated Beneficiary.
Required Minimum Distribution payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Treasury Regulation Section
1.401(a)(9)-6, Q&A- 1 and 4. In addition, any distribution must satisfy the incidental benefit requirements specified in Treasury Regulation Section 1.401(a)(9)-6, Q&A- 2.

The distribution periods described in the paragraph above cannot exceed the periods specified in Treasury
Regulation Section 1.401(a)(9)-6.

The first required payment can be made as late as April 1 of the year following the year in which the Annuitant attains 70½ and must be the payment that is required for one payment interval. The second payment need

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not be made until the end of the next payment interval. If all or a portion of an individual account is used to purchase an annuity after distributions are required to commence (the required beginning date, in the case of distributions commencing before death, or the date determined under Treasury Regulation Section
1.401(a)(9)-3, Q&A- 3, in the case of distributions commencing after death), payments under the annuity, and distributions of any remaining account, must be made in accordance with Treasury Regulation Section
1.401(a)(9)-5, Q&A- 5.

4.3 Distributions Upon Death
Death On or After Required Distributions Commence. If the Annuitant dies on or after required distributions commence, the remaining portion of your Interest in the Contract will continue to be distributed under the
Contract option chosen and the AWA, if applicable, will continue to be calculated for any Withdrawals that continue to the Beneficiary.

Death Before Required Distributions Commence. If the Annuitant dies before required distributions commence, your entire Interest in the Contract will be distributed at least as rapidly as follows:
(1) If the Designated Beneficiary is someone other than the Annuitant’s surviving spouse, the remaining portion of the entire Interest will be distributed, starting by the end of the calendar year following the calendar year of the Annuitant’s death, over the Designated Beneficiary’s life, or over a period not extending beyond the remaining life expectancy of the Designated Beneficiary, with such life expectancy determined using the age of the Designated Beneficiary as of his or her birthday in the year following the year of the Annuitant’s death, or if elected, in accordance with paragraph (3) below.
(2) If the sole Designated Beneficiary is the Annuitant’s surviving spouse, the entire Interest must be distributed, starting by the end of the calendar year following the calendar year of the Annuitant’s death
(or by the end of the calendar year in which the Annuitant would have attained age 70½, if later), over such spouse’s life, or over a period not extending beyond the remaining life expectancy of the surviving spouse, or, if elected, in accordance with paragraph (3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining Interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s Designated
Beneficiary’s life, or over a period not extending beyond the remaining life expectancy determined using such Designated Beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (3) below. If the surviving spouse dies after the required distributions commence to him or her, any remaining Interest will continue to be distributed under the Contract option chosen.
(3) If there is no Designated Beneficiary, or if applicable by operation of paragraph (1) or (2) above, the entire
Interest will be distributed by the end of the calendar year containing the 5th anniversary of the
Annuitant’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (2) above).
(4) Life expectancy is determined using the Single Life Table in Treasury Regulation Section 1.401(a)(9)-9,
Q&A-1. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Designated Beneficiary’s age in the year specified in paragraph (1) or (2) above and reduced by 1 for each subsequent year. If distributions are made in the form of an annuity, life expectancy is not recalculated.
(5) For purposes of this section 4.3, required distributions are considered to commence on the Annuitant’s required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Treasury Regulation Section 1.401(a)(9)-6, then required distributions are considered to commence on the annuity starting date.
(6) If the Annuitant dies prior to the Annuity Commencement Date and the sole Designated Beneficiary is the
Annuitant’s surviving spouse, the spouse may elect to treat the Contract as his or her own IRA. This election will be deemed to have been made if such surviving spouse fails to take required distributions as the Designated Beneficiary. This election may only be made once, and thus may not be made a second time if the surviving spouse Designated Beneficiary elects to treat the IRA as his or her own, remarries, and his or her new spouse is the sole Designated Beneficiary.

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4.4 Annuity Plans and the Automatic Required Minimum Distribution Options
When this Endorsement is attached to the Contract, all Annuity Plans described under the Contract that comply with the requirements of Code Section 401(a)(9) are available, subject to certain restrictions, except that the Payments for Life with Surrender Right and Death Benefit Annuity Plan is not available. If Annuity
Payments have not commenced by the latest Annuity Commencement Date permitted under the Contract, you may elect, in lieu of any available Annuity Plan, the Automatic Required Minimum Distribution Option.

Under the Automatic Required Minimum Distribution Option, periodic payments are required to be made at least annually and you may change the frequency after payments begin. Payments under this option will be paid for as long as the Annuitant is living and will equal, on a Contract Year basis, the MAW, as determined on each Contract Anniversary beginning with the Contract Anniversary that is the latest Annuity
Commencement Date. If the MAW in any calendar year in which the Automatic Required Minimum
Distribution Option is in effect is less than the Required Minimum Distribution Amount due in such calendar year, we will pay the Required Minimum Distribution Amount.

The Required Minimum Distribution Amount is equal to, on an annual calendar year basis after the required beginning date, (1) the Interest in this IRA as of the end of the prior calendar year, determined as if the
Contract has not been annuitized, divided by (2) the life expectancy distribution period of the Annuitant, based on the Annuitant’s age, as determined under the Uniform Lifetime Table under Treasury Regulation Section
1.401(a)(9)-9 as shown in Table D of this Endorsement which replaces Table D in the underlying Contract.

Under the Automatic Required Minimum Distribution Option, the Accumulation Value will remain allocated among the available variable sub-accounts as you direct. The Owner may Surrender or take Withdrawals from the Contract at any time. After payments begin under this option, the Owner may elect at any time to apply the remaining Accumulation Value (less any amount needed to be distributed in order to satisfy Code
Section 401(a)(9) for the calendar year) to any other Annuity Plan that satisfies the requirements of Code
Section 401(a)(9).

Upon the death of the Annuitant, if the Contract is not in Lifetime Automatic Periodic Benefit Status the
Beneficiary will be entitled to receive the Death Benefit, as described in Section 6.3 of the underlying
Contract, according to one of the following:
(a) In a lump sum on or before the end of the calendar year in which the Annuitant’s death occurs; or
(b) Periodic payments, in the same frequency and at least as rapidly as under the Automatic Required
Minimum Distribution Option at the time of death. The periodic payments for the calendar year immediately following the calendar year of the Annuitant’s death will be calculated using the Accumulation
Value at the end of the year of the Annuitant’s death, divided by the remaining life expectancy of the
Annuitant at the time of death (or the life expectancy of the Beneficiary at the time of the Annuitant’s death if longer) as determined under the Single Life Table under Treasury Regulation Section
1.401(a)(9)-9. The periodic payments for each subsequent calendar year will be calculated using the remaining Accumulation Value at the end of the immediately preceding calendar year and the life expectancy factor used in calculating the prior payment to the Beneficiary reduced by one. At any time after the election of this periodic payment option, the Beneficiary may allocate all or a portion of the
Accumulation Value from the Specially Designated Sub-account to the available Sub-account(s).

The provision entitled Electing an Annuity Plan under section 6.4 of the underlying Contract is amended to reflect that if Annuity Payments have not commenced by the latest Annuity Commencement Date permitted under the Contract and you have not elected an Annuity Plan, we will commence periodic payments to you under the Automatic Required Minimum Distribution Option.

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5. GENERAL PROVISIONS

5.1 Multiple IRAs
If you own more than one IRA, the required minimum distribution must be calculated separately for each IRA. The separately calculated amounts may be totaled and the total distribution taken from any one or more of your IRAs under the rules set forth in Treasury
Regulation Section 1.408-8, Q&A- 9s. Amounts in IRAs that you hold as a beneficiary of the same decedent and which are being distributed under Code Section 401(a)(9)(B)(iii) or (iv)
may be aggregated, but such amounts may not be aggregated with amounts held in IRAs that you hold as the IRA owner or as the beneficiary of another decedent.

5.2 Annual Report
We will furnish annual calendar year reports concerning the status of the Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of the Internal Revenue Service.

5.3 Amendments
We reserve the right to amend or administer this Endorsement, subject to regulatory approval, as necessary to comply with the Code, the Treasury Regulations or published
Internal Revenue Service Rulings. We will send a copy of any such amendment to you. It will be mailed to the last post office address known to us. Any such changes will apply uniformly to all Contracts that are affected.

5.4 Annuity Plan Table

Table D in the underlying Contract is replaced with Table D below:

Table D: Uniform Lifetime Table under Treasury Regulation Section 1.401(a)(9)-9

Age	Distribution	Age	Distribution	Age	Distribution
	Period		Period		Period
90	11.4	100	6.3	110	3.1
91	10.8	101	5.9	111	2.9
92	10.2	102	5.5	112	2.6
93	9.6	103	5.2	113	2.4
94	9.1	104	4.9	114	2.1
95	8.6	105	4.5	115+	1.9
96	8.1	106	4.2
97	7.6	107	3.9
98	7.1	108	3.7
99	6.7	109	3.4

All other provisions of the Contract remain unchanged.

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